                            SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant[X]
Filed by a Party other than the Registrant[ ]
Check the appropriate box:

[  ]     Preliminary Proxy Statement

[X ]     Definitive Proxy Statement

[  ]     Definitive Additional Materials

[  ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          Lynch Corporation
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                                Robert A. Hurwich
________________________________________________________________________________
                    Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
         14a-6(j)(2).

[  ]     $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:
         _______________________________________________________________________

         2) Aggregate number of securities to which transaction applies:
         _______________________________________________________________________

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
         _______________________________________________________________________

         4) Proposed maximum aggregate value of transaction:
         _______________________________________________________________________



(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:
         _______________________________________________________________________


         2) Form, Schedule or Registration Statement No.:
         _______________________________________________________________________


         3) Filing Party:
         _______________________________________________________________________


         4) Date filed:
         _______________________________________________________________________

                                LYNCH CORPORATION
                               8 SOUND SHORE DRIVE
                          GREENWICH, CONNECTICUT 06830
                              ____________________


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 18, 1995
                              ____________________



To The Shareholders of                                            April 10, 1995
  LYNCH CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Lynch Corporation, an Indiana Corporation, will be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich, Connecticut on Thursday, May 18, 1995, at 3:00 P.M. for the following purposes:

     1. To elect seven directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement. As fixed by the Board of Directors, only Shareholders of record at the close of business of April 3, 1995 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     The Board of Directors encourages all shareholders to personally attend the Annual Meeting. Your vote is very important regardless of the number of shares you own. Shareholders who do not expect to attend are requested to promptly date, complete and return the enclosed proxy card in the enclosed accompanying postage-paid envelope in order that their shares of Common Stock may be represented at the Annual Meeting. Your cooperation is greatly appreciated.


                                              By Order of the Board of Directors


                                              /s/ ROBERT A. HURWICH

                                              ROBERT A. HURWICH
                                              Secretary



IMPORTANT: YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR COOPERATION IS GREATLY APPRECIATED.

                                LYNCH CORPORATION
                               8 SOUND SHORE DRIVE
                          GREENWICH, CONNECTICUT 06830
                              ____________________


                                 PROXY STATEMENT

     This Proxy Statement is furnished by the Board of Directors of Lynch Corporation (the "Corporation") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Greenwich Public Library, 101 West Putnam Avenue, Greenwich, Connecticut on May 18, 1995, at 3:00 P.M. and at any adjournments thereof. This Proxy Statement and the accompanying proxy is first being mailed to shareholders on or about April 10, 1995.

     Only shareholders of record at the close of business on April 3, 1995 are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on such date, 1,378,658 shares of the Corporation's common stock, no par value (the "Common Stock"), were outstanding and eligible to vote. Each share of Common Stock is entitled to one vote on each matter submitted to the shareholders. Where a specific designation is given in the proxy, the proxy will be voted in accordance with such designation. If no such designation is made, the proxy will be voted FOR the nominees for director named below, and in the discretion of the proxies with respect to any other matter that is properly brought before the Annual Meeting. Any shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering to the Secretary of the Corporation a written notice of revocation or duly executed proxy bearing a later date or by appearing at the Annual Meeting and revoking his or her proxy and voting in person.

     An automated system administered by the Corporation's transfer agent tabulates the votes. Pursuant to the Indiana Business Corporation Law and the By-laws of the Company, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present, but will not be counted as voting either for or against such proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                              ELECTION OF DIRECTORS

     Seven directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected. Except where authority to vote for directors has been withheld, it is intended that the proxies received pursuant to this solicitation will be voted for the nominees named below. If for any reason any nominee shall not be available for election, such proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees in place of those who decline to be candidates. Management, however, has no reason to expect that any of the nominees will be unavailable for election.

     The election of directors shall be determined by a plurality of the votes cast.

     All of the nominees have served as directors of the Corporation since the last annual meeting held May 5, 1994. The By-laws of the Corporation provide that Board of Directors shall consist of no less than five and no more than thirteen members and that any vacancies on the Board of Directors for whatever cause arising, including newly-created directorships, may be filled by the remaining directors until the next meeting of shareholders. Biographical summaries and ages as of April 1, 1995 of the nominees are set forth below. Data with respect to the number of shares of the Common Stock beneficially owned by each of them appears on pages 4 through 5 of this Proxy Statement.
All such information has been furnished to the Corporation by the nominees.



                         NAME; AGE; BUSINESS EXPERIENCE
                            AND PRINCIPAL OCCUPATION
                     FOR LAST 5 YEARS; AND DIRECTORSHIPS IN                                     SERVED AS
                  PUBLIC CORPORATIONS AND INVESTMENT COMPANIES                                DIRECTOR FROM
                  --------------------------------------------

Bradley J. Bell, 42

  Vice President (since 1990) and Treasurer (since 1987) of Whirlpool Corporation, manufacturer of household appliances; Director of The
    Morgan Group, Inc, a subsidiary of the Corporation...........................................    1992

Morris Berkowitz, 72

  Business Consultant (since 1984); Vice President (1970-1983) of LIN Broadcasting
    Corporation, a corporation engaged in cellular telephone,
    broadcasting and publishing activities.......................................................    1987

Richard J. Boyle, 60

  Chairman and Chief Executive Officer of Spinnaker Industries, Inc. (formerly
    Safety Railway Service Corporation), a subsidiary of the Corporation (since
    1994); Managing Director of Boyle, Fleming, George & Co., Inc. (since 1993);
    President and Chief Executive Officer of LTV Aerospace and Defense Company
    (1990-1992), manufacturer of aircraft, missiles and specialty vehicles;
    Corporate Vice President, Marketing and Business Development (1987-1990) of
    Honeywell, Inc., provider of products and systems for the industrial, building, space and marine markets; Director of Sierra Technologies,
    FSI, Inc. and Key Bank of Washington.........................................................    1989

E. Val Cerutti, 55

  Business Consultant (since 1992); President and Chief Operating Officer
    (1975-1992) of Stella D'oro Biscuit Co., Inc., producer of bakery products; Director of The Gabelli Convertible Securities Fund and
    The Gabelli Gold Fund........................................................................    1990

Paul J. Evanson, 53

  President (since 1995) of Florida Power & Light Co.; Vice President, Finance and
    Chief Financial Officer of FPL Group, Inc. (since 1992), parent company of
    Florida Power & Light; President and Chief Operating Officer of the Corporation
    (1988-1992); Chairman (1990-1992) and President (1988-1992) of Spinnaker
    Industries, Inc., a subsidiary of the Corporation engaged in the manufacturing of industrial process and air pollution equipment; Executive Vice President of
    Moore McCormack Resources, Inc. (1986-1988), formerly a diversified construction materials and natural resources company; Director of FPL Group, Inc., Florida
    Power & Light
    Company and Southern Energy Homes, Inc.......................................................    1988


                                       2



                         NAME; AGE; BUSINESS EXPERIENCE
                            AND PRINCIPAL OCCUPATION
                     FOR LAST 5 YEARS; AND DIRECTORSHIPS IN                                     SERVED AS
                  PUBLIC CORPORATIONS AND INVESTMENT COMPANIES                                DIRECTOR FROM
                  --------------------------------------------


Mario J. Gabelli, 52

  Chairman and Chief Executive Officer of the Corporation (since 1986);
    Director of The Morgan Group, Inc., a subsidiary of the Corporation
    (since 1994); Chairman and Chief Executive Officer of Gabelli
    Funds, Inc., successor to The Gabelli Group, Inc. (since 1980), an investment adviser and holding company for subsidiaries engaged in various aspects of the securities business; Chairman, President and
    Chief Investment Officer of Gabelli Global Multimedia Trust Inc.
    (since 1984), Gabelli Gold Fund, Inc. (since 1994), Gabelli Global
    Series Funds, Inc. (since 1993), Gabelli Investor Funds, Inc. (since
    1993), Gabelli Equity Series Funds Inc. (since 1991), The Gabelli Value
    Fund Inc. (since 1989), The Gabelli Series Funds, Inc. (since 1989), and The Gabelli Equity Trust Inc. (since 1986); Trustee of The Gabelli
    Money Market Funds (since 1992), The Gabelli Growth Fund
    (since 1987) and The Gabelli Asset Fund (since 1986).........................................    1986

Paul P. Woolard, 71

  Business Consultant (since 1986); Senior Executive Vice President
    (1975-1986) of Revlon, Inc.; President of Revlon Beauty Group of
    Revlon, Inc., (1984-1986), manufacturer of cosmetics and fragrances;
    Director of Chemex Pharmaceutical, Inc.......................................................    1968



                 OPERATION OF BOARD OF DIRECTORS AND COMMITTEES

There were six (6) meetings of the Board of Directors during 1994, and the Board acted twice by unanimous written consent.

     The Board of Directors has established three standing committees, the principal duties of which are described below:

     Audit Committee: Recommends to the Board of Directors the appointment of independent auditors; reviews annual financial reports to shareholders prior to their publication; reviews the report by the independent auditors concerning management procedures and policies; and determines whether the independent auditors have received satisfactory access to the Corporation's financial records and full cooperation of corporate personnel in connection with their audit of the Corporation's records. The Audit Committee met 4 times during 1994. The present members are Messrs. Berkowitz (Chairman) and Woolard.

     Executive Compensation and Benefits Committee: Develops and makes recommendations to the Board of Directors with respect to the Corporation's executive compensation policies; recommends to the Board of Directors the compensation to be paid to executive officers; administers the Lynch Corporation 401(k) Savings Plan and Bonus Plan, as summarized on pages 8 through 9 of this Proxy Statement; and performs such other duties as may be assigned to it by the Board of Directors. The Executive Compensation and Benefits Committee met 3 times during 1994. The present members are Messrs. Woolard (Chairman), and Bell.

     Executive Committee: Exercises all the power and authority of the Board of Directors, except as otherwise provided by Indiana law or by the By-laws of the Corporation, in the management affairs of the Corporation during inter-vals between meetings of the Board of Directors. The Executive Committee met once and acted once by Unanimous Written Consent during 1994. The present members are Messrs. Gabelli (Chairman), Boyle, Cerutti and Evanson.

     The Corporation does not have a nominating committee. Nominations for directors and officers of the Corporation are matters considered by the entire Board of Directors.

                            COMPENSATION OF DIRECTORS

     Directors, who are not otherwise employees, receive an annual retainer of $10,000 and a fee of $1,000 for each Board of Directors meeting and each committee meeting (which lasts for at least one hour) the Director attends. In addition, a non-employee director serving as a committee chairman receives an additional $2,000 payment. A director who is an employee of the Corporation is not compensated for services as a member of the Board of Directors or any committee thereof. In addition, the Corporation purchases accident and dismemberment insurance coverage of $100,000 for each member of the Board of Directors and maintains a liability insurance policy which provides for indemnification of each Director (and officer) against certain liabilities which each may incur in his capacity as such. The Corporation is considering the advisability of arrangements for directors to obtain equity interests in the Corporation.

     See Transactions With Certain Affiliated Persons at page 12 for certain payments and warrants granted by Spinnaker Industries, Inc. ("Spinnaker") to a company affiliated with Mr. Boyle. Mr. Bell is also a director and a member of the Compensation Committee of The Morgan Group, Inc. ("Morgan Group") and received the normal compensation payable to directors and committee members thereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 1, 1995, certain information with respect to all persons known to the Corporation to each beneficially own more than 5% of the Common Stock of the Corporation, which is the only class of voting stock of the Corporation outstanding. The table also sets forth information with respect to the Corporation's Common Stock beneficially owned by the directors, by each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares to which a person has the sole or shared voting or investment power or any shares which the person can acquire within 60 days (e.g., through exercise of stock options or conversions of securities). Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock set forth in the table. The following information is either reflected in Schedule 13Ds and 13Gs or Form 3s and Form 4s that have been filed with the Securities and Exchange Commission or which has otherwise been furnished to the Corporation.


                                 NAME OF                    AMOUNT AND NATURE       PERCENT
                            BENEFICIAL OWNER*            OF BENEFICIAL OWNERSHIP    OF CLASS
                            -----------------            -----------------------    --------

                 Bruce A. Ritzenthaler                           120,148(1)             8.7
                 Dimensional Fund Advisors, Inc.                  84,800(2)             6.2
                 Mario J. Gabelli                                336,250(3)            24.4
                 Bradley J. Bell                                     725(4)             **
                 Morris Berkowitz                                    100                **
                 Richard J. Boyle                                  1,400(5)             **
                 E. Val Cerutti                                      500(4)             **
                 Paul J. Evanson                                   5,000                **
                 Paul P. Woolard                                   1,903                **
                 Michael J. Small                                 43,128(6)             3.0
                 Robert E. Dolan                                     235(7)             **
                 All Directors and Executive
                   Officers as a group (eleven in total)         389,241               27.4


______________

     * The address of each holder of more than 5% of the Common Stock is as follows: Bruce A. Ritzenthaler--7-A West Jackson Avenue, Naperville, IL 60540; Dimensional Fund Advisors--1299 Ocean Avenue, Santa Monica, CA 90401; and Mr. Gabelli--Corporate Center at Rye, Rye, NY 10580.

     **   Represents holdings of less than one percent.

     (1) Does not include 2,200 shares registered in the name of Mr. Ritzenthaler's wife with respect to which Mr. Ritzenthaler disclaims beneficial ownership. Mr. Ritzenthaler is a private investor.

     (2) Because of its investment and/or voting power over shares of Common Stock of the Corporation held in the accounts of its investment advisory clients, Dimensional Fund Advisors, Inc., an investment adviser ("Dimensional"), is deemed to be the beneficial owner of 85,200 shares. Dimensional disclaims beneficial ownership of all such shares.

     (3) Includes 315,846 shares of Common Stock owned directly by Mr. Gabelli including 2,709 held for the benefit of Mr. Gabelli under the Corporation's 401(k) Savings Plan, and 20,000 shares of Common Stock owned by certain family trusts.

     (4)  Jointly owned with wife and sharing voting and investment power.

     (5) Includes 400 shares registered in the name of Mr. Boyle's wife with respect to which Mr. Boyle shares voting and investment power.

     (6) Represents options to purchase shares of Common Stock currently exercisable or exercisable within 60 days.

     (7) Includes 35 shares registered in the name of Mr. Dolan's children with respect to which Mr. Dolan has voting and investment power.
______________


     Spinnaker is a majority-owned subsidiary of the Corporation whose stock is traded in the over-the-counter market and which is listed in the National Association of Securities Dealers Automated Quotations (NASDAQ). Mr. Gabelli and certain family trusts beneficially own 36,900 shares (2.2% of the outstanding shares) of Spinnaker's Common Stock. He may also be deemed to be a beneficial owner of 1,506,042 shares (83.2% of the outstanding shares) of Spinnaker's Common Stock owned by the Corporation (through Lynch Manufacturing Corporation, a wholly-owned subsidiary of the Corporation) by virtue of his ownership of 24.4% of the shares of the Common Stock of the Corporation. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of the Common Stock of Spinnaker held by the Corporation. A company affiliated with Mr. Boyle owns warrants to purchase 452,629 shares (20%) of Spinnaker Common Stock. Mr. Evanson owns 1,500 shares of Spinnaker Common Stock. Mr. Dolan owns 750 shares of Spinnaker Common Stock.

     Morgan Group is a 47% owned subsidiary of the Corporation whose stock is traded on the American Stock Exchange. Mr. Gabelli beneficially owns 10,000 shares (0.7%) of Morgan Group's Class A Common Stock. He may also be deemed to be a beneficial owner of 1,447,208 shares of Morgan Group's Series A Redeemable Preferred Stock owned by the Corporation and a beneficial owner of 1,200,000 shares of Morgan Group's Class B Common Stock owned by the Corporation, by virtue of his ownership of 24.4% of the shares of Common Stock of the Corporation owned by the Group Affiliates. Mr. Gabelli, however, specifically disclaims beneficial ownership of all shares of Morgan Group stock held by the Corporation. Mr. Bell beneficially owns 10,000 shares (0.7%) of Morgan Group's Class A Common Stock, including options to acquire 8,000 shares.
Mr. Woolard owns 200 shares of Morgan Group's Class A Common Stock.

                             EXECUTIVE COMPENSATION

     The following tables set forth compensation received by the Corporation's Chief Executive Officer and each of the other executive officers of the Corporation for the last three fiscal years and certain information as to stock options:

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION

NAME AND                                                                           LONG TERM             ALL OTHER
PRINCIPAL                                                                     COMPENSATION AWARDS       COMPENSATION
POSITION                         YEAR      SALARY($)      BONUS($)(1)      STOCK UNDERLYING OPTIONS        ($)(2)
- - --------------------------------------------------------------------------------------------------------------------


Mario J. Gabelli                 1994      150,000              0                     --                    200
  Chief Executive Officer,
  Chairman of the Board          1993      150,000        250,000                     --                    200
  Chairman of the Executive
  Committee                      1992      150,000        100,000                     --                    200

Michael J. Small3                1994      191,538              0                 37,000                     --
  Office of the President

Robert E. Dolan                  1994      140,096              0                     --                    200
  Chief Financial Officer        1993      125,096         50,000                     --                    200
                                 1992      104,469         15,000                     --                    200

Robert A. Hurwich3               1994      107,538              0                     --                     --
  Vice President-Administration,
  Secretary, General Counsel

Joseph H. Epel                   1994       90,000              0                     --                    200
  Treasurer                      1993       85,012          9,000                     --                    200

                                 1992       83,164          4,000                     --                    200



_______________

     (1) Bonuses earned during any fiscal year are generally paid during the following fiscal year.

     (2) The compensation reported represents contributions made by the Corporation to the Lynch Corporation 401(k) Savings Plan. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to Executive Compensation did not exceed 10% of salary and bonus for 1994.

     (3) Messrs. Small and Hurwich joined the Corporation in January 1994, and February 1994, respectively. Philip J. Lombardo, who by agreement served in the Office of the President from January to June 1994, was paid $90,000 in 1994.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS                                            POTENTIAL REALIZABLE VALUE AT ASSUMED
       ------------------------------------------------------------------------------            ANNUAL RATES OF STOCK PRICE
                                                                                                 APPRECIATION FOR OPTION TERM
                                                                                             --------------------------------------
                      NUMBER OF        PERCENT OF TOTAL
                     SECURITIES          OPTIONS/SARS
                     UNDERLYING           GRANTED TO
                    OPTIONS/SARS         EMPLOYEES IN      EXERCISE OR BASE
                       GRANTED            FISCAL YEAR            PRICE        EXPIRATION
        NAME             (#)                                    ($/SH)          DATE               5%($)             10%($)
         (A)             (B)                  (C)                 (D)            (E)                (F)                (G)
        ----        ------------       ----------------    ----------------   ----------           -----             ------

  Michael J. Small(1)  37,000                60%2               $23.125         1/18/99            236,393            522,369


__________________

     (1) The options set forth in the table were the first installment granted to Mr. Small pursuant to an employment agreement for Mr. Small to serve in the Office of the President. In addition, the employment agreement provides for two additional option installments each for 12,256 shares, which will have exercise prices equal to the closing prices of the Corporation stock on January 18, 1995 ($33.25), and January 18, 1996, respectively, vest over a 12 month period from the pricing date, and expire on January 17, 1999 (subject to earlier termination in case of termination of employment).

     (2) The remaining options granted in 1994 were to Philip J. Lombardo, who by agreement served in the Office of President from January to June 1994. Those options also have an exercise price of $23.125 per share and expire January 17, 1997.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         DECEMBER 31, 1994 OPTION VALUES



                                                             NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-THE-
                                                            UNDERLYING UNEXERCISED       MONEY OPTIONS/SARS AT
                                                           OPTIONS/SARS AT 12/31/94          12/31/94 ($)
                                 SHARES                    ------------------------  -----------------------------
                                ACQUIRED
                                   ON            VALUE
                                EXERCISE       REALIZED          EXERCISABLE/                EXERCISABLE/
             NAME                  ($)            ($)            UNEXERCISABLE               UNEXERCISABLE
              (A)                  (B)            (C)                 (D)                         (E)
             ----               --------       ---------         --------------              --------------
       Michael J. Small(1)         --             --                37,000                      254,375


____________________

     (1)  See Footnote 1 to the table "Options Granted in Last Fiscal Year."

     In January 1994 the Corporation entered into a three-year employment agreement with Michael J. Small to serve in the Office of President. Mr. Small also became President and Chief Executive Officer of Lynch Multimedia Corporation and receives a base salary of $200,000. If he is dismissed without good cause during the term of the agreement, he is entitled to receive one year's base salary, plus accrued bonuses.

                  EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Executive Compensation and Benefits Committee ("Committee") of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies and administrating the various executive compensation plans. In addition, the Committee recommends to the Board of Directors the annual compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation, as well as to other key employees. The Committee is comprised of two independent, non-employees who have no interlocking relationships as defined by the Securities and Exchange Commission.

     The objectives of the Corporation's executive compensation program are to:

     o Support the achievement of desired Corporation performance.

     o Provide compensation that will attract and retain superior talent and reward performance.

     o Ensure that there is appropriate linkage between executive compensation and the enhancement of shareholder value.

     o Evaluate the effectiveness of the Corporation's incentive arrangements.

     The executive compensation program is designed to provide an overall level of compensation opportunity that is competitive with companies of comparable size, capitalization and complexity. Actual compensation levels, however, may be greater or less than average competitive levels based upon annual and long-term Company performance and specific issues peculiar to the Corporation, as well as individual performance. The Committee uses its discretion to recommend executive compensation at levels warranted in its judgment by corporate and individual performance.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Corporation's executive officer compensation program is comprised of base salary, cash bonus compensation, Executive Stock Purchase Loan Plan, Lynch Corporation 401(k) Savings Plan, and other benefits generally available to employees of the Corporation. In connection with recruiting for the Office of the President in 1994, the Corporation also awarded stock options. See page 7 of this Proxy Statement.

BASE SALARY

     Base salary levels for the Corporation's executive officers are intended to be competitive. In recommending salaries the Committee also takes into account individual experience and performance and specific issues particular to the Corporation. A summary of the compensation awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement.

BONUS PLAN

     The Corporation has in place a bonus plan that is based on an objective measure of corporate performance and on subjective evaluation of individual performance for its executive officers and other key personnel. In general, the plan provides for an annual bonus pool equal to 20% of the excess of (i) the consolidated pre-tax profits of the Corporation for a calendar year over (ii) 25% of the Corporation's shareholders' equity at the beginning of such year adjusted for dividends paid during the year. The Executive Compensation and Benefits Committee at its discretion may take into consideration other factors and circumstances in awarding bonuses such as progress toward achievement of strategic goals and qualitative aspects of management performance. A summary of bonuses awarded to the Chief Executive Officer and certain other executive officers is set forth in the "Summary Compensation Table" on page 6 of this Proxy Statement. No bonuses were awarded to executive officers for 1994.

EXECUTIVE STOCK PURCHASE LOAN PLAN

     In December 1994, the Corporation adopted the Executive Stock Purchase Loan Plan ("Stock Loan Plan"). The Stock Loan Plan is intended to encourage stock ownership in the Corporation by its executive officers. The Corporation may loan up to one hundred percent (100%) of the purchase price of the shares to officers of the Corpora-tion selected by the Chairman of the Board (who is not eligible to participate). The maximum amount of loans under the Stock Loan Plan is $100,000 per year ($30,000 per officer per year) and $200,000 in total, which amounts may be increased by the Board of Directors. Loans will bear interest (currently 6.34% per annum) and will be collateralized by the shares so acquired until the loan has been repaid. The shares may be put to the Corporation in full satisfaction of the loan principal. To date, no such loans have been made to any individual under the Stock Loan Plan. The Stock Loan Plan replaces the Executive Stock Purchase Program with respect to the Corporation's Common Stock (which had not been utilized) and Convertible Debentures (pursuant to which Messrs. Dolan and Epel had each purchased in 1991 $55,000 principal amount of Debentures with the assistance of a $22,344 loan).

LYNCH CORPORATION 401(K) SAVINGS PLAN

     All employees of the Corporation and its subsidiaries are eligible to participate in the Lynch Corporation 401(k) Savings Plan, other than those employed in the Corporation's telephone operations, Brown-Bridge, and those covered by a collective bargaining agreement, after having completed one year of service (as defined in the Plan) and having reached the age of 18.

     The 401(k) Plan permits employees to make contributions by deferring a portion of their compensation. Participating employees also share in contributions made by their respective employers. The annual mandatory employer contribution to each participant's account is equal to 25% of the first $800 of the participant's contribution. In addition, the employer may make a discretionary contribution of up to 75% of the first $800 of the participant's contribution. No such discretionary contribution was made in 1994. A participant's interest in both employee and employer contributions and earnings thereupon are fully vested at all times.

     Employee and employer contributions are invested in guaranteed investment contracts, certain mutual funds or Common Stock of the Corporation, as determined by the participants. With respect to the individuals listed in the Summary Compensation Table, employer contributions of $200 were paid to the accounts of each of Messrs. Gabelli, Dolan, and Epel, and each of such individuals had the following amount deferred under the Plan during 1994, which amounts have been included for such individual in the Summary Compensation
Table: Mr. Gabelli, $9,240; Mr. Dolan, $9,240; and Mr. Epel $990.

BENEFITS

     The Corporation provides medical life insurance and disability benefits to the executive officers (excluding Mr. Gabelli) that are generally available to Corporation employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary and bonus for fiscal 1994.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The following table sets forth compensation received by Mr. Gabelli since 1986 when Mr. Gabelli became Chairman and Chief Executive Officer of the
Corporation:



                   1986      1987       1988      1989       1990      1991       1992      1993       1994
                   -----     -----      -----     -----      -----     -----      -----     -----      -----

      Salary         0         0       60,000    90,000     90,000    90,000     150,000   150,000    150,000
      Bonus          0         0       30,000       0          0         0       100,000   250,000       0



     After considering improved financial performance as reflected by the increase in private market value, as well as public market value and improved return on shareholder equity, the Committee recognizes that Mr. Gabelli's 1991 and prior years' compensation is materially below that of chief executive officers of comparable companies, even after considering that Mr. Gabelli's service to the Corporation is not full time. In addition, the Committee wants to make more of Mr. Gabelli's compensation "at risk" through use of bonus or other incentive pay. Accordingly, the Committee kept Mr. Gabelli's salary for 1994 at its 1993 and 1992 level, and continues to study alternatives to provide Mr. Gabelli and the executive staff with incentive compensation to maximize the intrinsic value of the Corporation's assets, as well as the market price of the Corporation's stock and properly recognize the role of leadership in developing existing businesses and in making strategic acquisitions. The Corporation had a good year in 1994 and executive officers, including Mr. Gabelli, made substantial contributions to the Corporation's performance. However, the bonus formula described earlier did not produce a bonus pool for the corporate staff in 1994, and no bonuses were awarded.


                                           Paul P. Woolard, Chairman
                                           Bradley J. Bell

                                           Members of the Executive Compensation
                                           and Benefits Committee

                                PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock of the Corporation for the last five fiscal years ended December 31, 1994 with the cumulative total return on the broad market as measured by the American Stock Exchange Market Value Index, and the peer group, as measured by the Amex Service Industry Subindex over the same period (assuming the investment of $100 in the Corporation's Common Stock, and each of the indexes on December 31, 1989, and reinvestment of all dividends).

                     INVESTMENT OF $100 ON DECEMBER 31, 1989
                         WITH REINVESTMENT OF DIVIDENDS

     MEASUREMENT
(FISCAL YEAR COVERED)           LYNCH           BROAD        PEER
1989                            100            100          100
1990                             58.1           81.51        78.68
1991                             64.29         104.51       111.1
1992                             99.05         105.62       120.76
1993                             87.62         126.23       157.78
1994                            114.29         114.73       132.08

                  TRANSACTIONS WITH CERTAIN AFFILIATED PERSONS

     On January 19, 1994, Mr. Gabelli purchased 100,000 shares of Common Stock from the Corporation at $22.875 per share, the closing price of the stock on American Stock Exchange on that date, for a total consideration of $2,287,500, which was described in the Corporation's 1994 Proxy Statement and ratified by shareholders at the 1994 Annual Meeting held on May 5, 1994. Mr. Gabelli is affiliated with various entities which he directly or indirectly controls and which are engaged in various aspects of the securities business, such as an investment advisor to various institutional and individual clients including registered investment companies and pension plans, as a broker-dealer, and as managing general partner of various private investment partnerships. During 1994, the Corporation and its subsidiaries engaged in various transactions with certain of these entities and the amount of commissions, fees, and other remuneration paid to such entities was less than $60,000. Pursuant to Indiana law and the Corporation's Articles of Incorporation, the Corporation reimbursed Mr. Gabelli for legal fees of $391,575 incurred in connection with a regulatory inquiry.

     In June 1994, Spinnaker and a company affiliated with Mr. Boyle ("BF") entered into a Management Agreement (the "Management Agreement"), pursuant to which BF agreed to provide to Spinnaker operations management, strategic planning, acquisition analysis and implementation, investment banking and financial advisory services and supervision of Spinnaker's financial reporting and regulatory obligations. Mr. Boyle, a director of the Corporation, is a director, chief executive officer and a principal owner of BF and pursuant to the Management Agreement became a director and Chairman of the Board of Spinnaker.

     The Management Agreement has an initial term of one year, and is automatically renewable for a term of one additional year unless either party gives notice of termination not less than 90 days prior to the end of the first anniversary of the Agreement. Thereafter, the Agreement is terminable on 90 days' notice by either party. The Management Agreement provided that BF will receive an initial management fee of $200,000 per year ($111,667 in 1994), plus reimbursement of expenses (including expenses incurred in connection with negotiating the arrangements).

     Spinnaker and BF also entered into a Warrant Purchase Agreement (the "Warrant Purchase Agreement"), pursuant to which BF received a Warrant (the "A Warrant") to purchase 452,629 shares of Common Stock of Spinnaker for a price of $4.00 per share (adjusted for the three for two stock split in December 1994) on or before June 10, 1999. BF may also receive a warrant to purchase 300,000 additional Spinnaker shares at $13.33 per share (adjusted for the stock split) under certain circumstances.

     When Spinnaker acquired an 80.1% interest in Brown-Bridge Industries, Inc., an acquisition opportunity developed by BF prior to entering into the Management Agreement, certain affiliates of BF loaned Spinnaker $322,000 at an interest rate of 18% to help Spinnaker fund its portion of Spinnaker's acquisition and acquired 6.2% of the Brown-Bridge stock on the same terms and conditions as Spinnaker. Those affiliates can require Brown-Bridge or Spinnaker to purchase their Brown-Bridge stock interest between September 1998 and September 2000 at 75% of the then fair market value thereof, with Spinnaker having the option to issue its stock therefor.

     Mr. Lombardo, who by agreement served as a member of the Office of the President from January to June 1994, has an 80% interest in a partnership and a 51% interest in a corporation, each of which owns and operates a television station in which the Corporation has 20% and 49% interests, respectively. The first station was purchased in 1987, and the second station was purchased on March 1, 1994 pursuant to a contract entered into in 1992. In 1994 the Corporation loaned the corporation, pursuant to the preexisting contract, $13 million to fund the purchase of the second television station, of which $11 million had been repaid by December 31, 1994. The largest aggregate principal amount outstanding from the entities to the Corporation was approximately $15.6 million at March 15, 1994 at a weighted average interest rate of approximately 11.4%.

                              INDEPENDENT AUDITORS

     Representatives of Ernst & Young, LLP, the Corporation's auditors for 1994, are expected to be available at the Annual Meeting with the opportunity to make a statement if they desire to do so and to answer appropriate questions. The Corporation has not yet selected a principal auditor for 1995. As the Corporation has occasionally done in the past, it is considering whether to interview other major independent auditing firms, in addition to Ernst & Young, for the position for 1995. In March 1994, the Morgan Group, a publicly traded subsidiary of the Corporation, appointed Arthur Andersen LLP to replace Ernst & Young as its independent auditors for 1994.

                             SECTION 16(A) REPORTING

     Section 16(a) of the Securities and Exchange Acts of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission and American Stock Exchange initial reports of ownership and reports of changes in the ownership of Common Stock and other equity securities of the Company. Such persons are required to furnish the Corporation with copies of all Section 16(a) filings. Based solely on the Corporation's review of the copies of such filings it has received and written representations of directors and officers, the Corporation believes that during the fiscal year ended December 31, 1994, its officers, directors, and 10% shareholders are in compliance with all Section 16(a) filing requirements applicable to them, except with respect to the redemption in October 1994 of convertible debentures held by certain family trusts of which Mr. Gabelli is trustee. Although all the transactions of these trusts were included in Mr. Gabelli's individual filing, which was filed in a timely manner in November 1994, separate reports for each trust were inadvertently not filed until January 1995.

                            PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Office of the Secretary, Lynch Corporation, 8 Sound Shore Drive, Greenwich, Connecticut 06830, by no later than December 13, 1994, for inclusion in the Corporation's proxy statement and form of proxy relating to the 1995 Annual Meeting.

                                  MISCELLANEOUS

     The Board of Directors knows of no other matters which are likely to come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote on such matters in accordance with their best judgment.

     The solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost thereof will be borne by the Corporation. The Corporation has employed the firm of Morrow & Co. Inc., 345 Hudson Street, New York, New York, 10014 to assist in this solicitation at a cost of $3,500, plus out-of-pocket expenses. The Corporation will also reimburse brokerage firms and nominees for their expenses in forwarding proxy material to beneficial owners of the Common Stock of the Corporation. In addition, officers and employees of the Corporation (none of whom will receive any compensation therefor in addition to their regular compensation) may solicit proxies. The solicitation will be made by mail and, in addition, may be made by telegrams and personal interviews, and the telephone.

                                  ANNUAL REPORT

     The Corporation's Annual Report to Shareholders for the fiscal year ended December 31, 1994, has been sent herewith to each shareholder. Such Annual Report, however, is not to be regarded as part of the proxy soliciting material.


                                              By Order of the Board of Directors




                                              ROBERT A. HURWICH
                                              Secretary


Dated: April 10, 1995

                                LYNCH CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of LYNCH CORPORATION (the "Corporation") hereby appoints Joseph H. Epel and Robert A. Hurwich, or any one of them (each with power to act alone and with power of substitution), Proxies of the undersigned, with authority to vote at the Annual Meeting of Shareholders of the Corporation to be held May 18, 1995 and at any adjournments thereof, all the shares of Common Stock of the Corporation which the undersigned would be entitled to vote if then personally present, upon the matter specified hereon, and, in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournments thereof.

     THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN BY THE SHAREHOLDER, BUT IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE FOLLOWING NOMINEES FOR DIRECTOR.


                  (continued and to be signed on reverse side)

- - --------------------------------------------------------------------------------


                                LYNCH CORPORATION


1. ELECTION OF DIRECTORS DULY NOMINATED:

FOR        WITHHOLD       Bradley J. Bell, Morris Berkowitz, Richard J. Boyle,
                          E. Val Cerutti, Paul J. Evanson, Mario J. Gabelli and
                          Paul P. Woolard. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names on the space provided below.)


[]           []           ------------------------------------------------------


Please sign exactly as your name appears on this Proxy. All joint owners must sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.


Dated:_________________________________________, 1995



 _______________________________________________(L.S.)
             (Signature of Shareholder)


 _______________________________________________(L.S.)
             (Signature of Shareholder)

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.



"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"

- - --------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o